EXHIBIT 99.1 - PRESS RELEASE


KleenAir Acquires Majority Interest in a Ford Motor Company Licensee for Worldwide Diesel Fuel Emissions Control named ServoTech Engineering

October 17, 2002 10:12:00 AM ET


IRVINE, Calif.--(BUSINESS WIRE)--Oct. 17, 2002--

ServoTech's Profitability Accretive to KleenAir Bottom Line

KleenAir Systems Inc. (OTC BB:KAIR), an international environmental company dedicated to the development, testing and commercialization of products to help reduce smog and air pollution, today announced that the Company signed a Definitive Agreement to acquire majority interest in Michigan-based ServoTech Engineering

ServoTech has been licensed by Ford Motor Company F to manufacture and market a unique Ford-developed On-Board Reductant Injection System for diesel after-treatment for use in Selective Catalytic Reduction ("SCR") for NOx and particulate reduction. This technology helps meet tighter emission standards for diesel engines.

"The acquisition of ServoTech moves KleenAir into the forefront of the major suppliers of pollution control products in the automotive industry and clearly advances KleenAir's goal of targeting emission reductions for a multitude of automotive applications. We anticipate significant increased growth with this addition to our product lines, which are now meeting rapid approval and acceptance worldwide. With a net profit of approximately $1 million, this acquisition will be immediately accretive to our bottom-line with significant potential for value for our existing shareholders and the investment community," stated Lionel Simons, President and CEO.

About KleenAir

KleenAir is dedicated to the development, testing, and commercialization of products designed to help reduce smog and air pollution in the environment by reducing the emission of nitrogen oxide (NOx). Nitrogen Oxide reacts with sunlight in the atmosphere to create ozone. The principal initiative of KleenAir is the NOxMaster(R) System, which is an electro-mechanical device that substantially reduces the amount of NOx in gasoline and diesel exhaust. KleenAir owns the patents on which the NoxMaster Systems are based. The type of business that KleenAir is targeting at the outset is the diesel retrofit marketplace. The market segments that KleenAir plans to reach are the government mandated NOx reduction programs and Emission Trading Credit Programs. On June 7th, 2002, the Office of Management and Budget (OMB) and the Environmental Protection Agency (EPA) released a statement agreeing that curbing pollution from diesel-powered non-road vehicles and equipment should be a top environmental priority. KleenAir is at the cutting edge of Selective Catalytic Reduction (SCR) technology that significantly reduces nitrogen oxides.

Safe Harbor Act Disclaimer

The statements contained in this release and statements that the company may make orally in connection with this release are not historical fact and are forward-looking statements within the meaning of the private securities Litigation Reform Act of 1995. Actual results may differ materially from those forward-looking statements, as such statements involve risks and uncertainties that could significantly impact the company's business and the actual outcome and results may differ materially.

Contact Information:
DeMonte Associates, New York
Cynthia DeMonte, 212/605-0525
cdemonte@demonte.com


C 2002 BusinessWire